Exhibit 21

SUBSIDIARIES OF THE COMPANY

1.	Mental Health Outcomes, Inc., a Delaware corporation

2.	Horizon Mental Health Management, Inc., a Texas corporation, d/b/a Horizon Health Behavioral Health Services

3.	HHMC Partners, Inc., a Delaware corporation

4.	Horizon Health Physical Rehabilitation Services, Inc., a Delaware corporation

5.	Employee Assistance Services, Inc., a Kentucky corporation

6.	Horizon Behavioral Services, Inc., a Delaware corporation, d/b/a Horizon Health EAP Services

7.	HMHM of Tennessee, Inc., a Tennessee corporation

8.	Health and Human Resource Center, Inc., a California corporation, d/b/a Integrated Insights

9.	HHC Indiana, Inc., an Indiana corporation

10.	HHC Poplar Springs, Inc., a Virginia corporation

11.	HHC River Park, Inc., a West Virginia corporation

12.	PsychManagement Group, Inc., a West Virginia corporation

13.	AHG Partnership, a Texas partnership, 60% ownership

14.	HHC Ohio, Inc., an Ohio corporation

15.	Friends Behavioral Health System, LP, a Pennsylvania limited partnership, 80% ownership

16.	Laurelwood Associates Trust

17.	Laurelwood Associates, Inc., an Ohio corporation

18.	Friends GP, LLC, a Pennsylvania limited liability corporation